Exhibit 4.2

Second Supplemental Indenture

SECOND SUPPLEMENTAL INDENTURE, dated as of December 6, 2006 (this “Second Supplemental Indenture”), among CDRV Investment Holdings Corporation, a corporation organized under the laws of the State of Delaware, as issuer (together with any successor in interest thereto, the “Company”), CDRV Investors, Inc., a corporation organized under the laws of the State of Delaware, as guarantor (the “Parent Guarantor”) and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of December 16, 2004 (as amended, supplemented or otherwise modified from time to time, including by the First Supplemental Indenture, dated as of December 6, 2006, among the Company, the Parent Guarantor and the Trustee, the “Indenture”), providing for, among other things, the 9 5/8% Senior Discount Notes due 2015 of the Company;

WHEREAS, the Parent Guarantor wishes to provide the Parent Senior Subordinated Guarantee (as hereinafter defined) for good and valuable consideration; and

WHEREAS, Section 901 of the Indenture provides that, without the consent of the Holders of any Notes, the Company and the Trustee may amend or supplement the Indenture to add Guarantees with respect to the Notes;

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent Guarantor and the Trustee mutually agree, for the benefit of all Holders of the Notes, as follows:

1.     Defined Terms.  As used in this Second Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2.     Amendment of Section 101.  Section 101 of the Indenture is hereby amended, pursuant to Section 901(4) of the Indenture, by the insertion immediately following the defined term “Parent Expenses” of the following eight defined terms:

“Parent Guarantor” means CDRV Investors, Inc., a Delaware corporation, and any successor in interest thereto.

“Parent Guarantor Designated Senior Indebtedness” means, with respect to the Parent Guarantor, any Parent Guarantor Senior Indebtedness that, at the date of determination, has an aggregate principal amount equal to, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $15.0 million and is specifically designated by the Parent Guarantor in an agreement or instrument evidencing or governing such Parent Guarantor Senior Indebtedness as “Parent Guarantor Designated Senior Indebtedness” for purposes of Article XV of this Indenture.

“Parent Guarantor Guaranteed Obligations” shall have the meaning assigned thereto in Section 1401(a).

“Parent Guarantor Representative” means the trustee, agent or representative (if any) for an issue of Parent Guarantor Senior Indebtedness.

“Parent Guarantor Senior Indebtedness” means, with respect to the Parent Guarantor, the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Guarantor regardless of whether post-filing interest is allowed in such proceeding) on, and all fees and other amounts owing in respect of, all Indebtedness of the Parent Guarantor, other than Parent Guarantor Subordinated Obligations; provided, however, that Parent Guarantor Senior Indebtedness shall not include (1) any obligation of the Parent Guarantor to any Subsidiary of the Parent Guarantor, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Parent Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof (other than by way of letter of credit, bank guarantee, performance or other bond, or other similar obligation) or instruments evidencing such liabilities), (4) any obligation of the Parent Guarantor that is expressly subordinated in right of payment to any other Indebtedness of the Parent Guarantor or (5) any Capital Stock of the Parent Guarantor. If any Parent Guarantor Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Parent Guarantor Senior Indebtedness nevertheless will constitute Parent Guarantor Senior Indebtedness.

“Parent Guarantor Senior Subordinated Indebtedness” means, with respect to the Parent Guarantor, the Parent Senior Subordinated Guarantee in respect of the Notes and any other Indebtedness of the Parent Guarantor that ranks pari passu with the Parent Senior Subordinated Guarantee, as the case may be.

“Parent Guarantor Subordinated Obligations” means, with respect to the Parent Guarantor, any Indebtedness of the Parent Guarantor that is expressly subordinated in right of payment to the obligations of the Parent Guarantor under the Parent Senior Subordinated Guarantee pursuant to a written agreement.

“Parent Senior Subordinated Guarantee” means the guarantee entered into by the Parent Guarantor pursuant to Article XIV of this Indenture.

3.     Addition of Articles XIV and XV.  The Indenture is hereby amended, pursuant to Section 901(4) of the Indenture, by the insertion immediately following Article XIII of the following Articles XIV and XV:

ARTICLE XIV

PARENT SENIOR SUBORDINATED GUARANTEE

Section 1401.  Parent Senior Subordinated Guarantee Generally.

(a)           Guarantee of Parent Guarantor.  The Parent Guarantor, as primary obligor and not merely as surety, irrevocably and fully and unconditionally Guarantees, on an unsecured senior subordinated basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under this Indenture and the Notes, whether for principal (or Accreted Value) of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Parent Guarantor being hereby called the “Parent Guarantor Guaranteed Obligations”).

(b)           Further Agreements of the Parent Guarantor.  (i)  The Parent Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any Subsidiary Guarantor to the Holders or the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any Subsidiary Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning the Parent Senior Subordinated Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(ii)           The Parent Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment,

filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1403) the Parent Senior Subordinated Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and the Parent Senior Subordinated Guarantee.  The Parent Senior Subordinated Guarantee is a guarantee of payment and not of collection.  The Parent Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, subject to this Article XIV, (1) the maturity of the obligations guaranteed by the Parent Senior Subordinated Guarantee may be accelerated as and to the extent provided in Article VI for the purposes of the Parent Senior Subordinated Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by the Parent Senior Subordinated Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by the Parent Guarantor in accordance with the terms of this Section 1401 for the purpose of the Parent Senior Subordinated Guarantee.  Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Parent Guarantor Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by the Parent Guarantor of its obligations under the Parent Senior Subordinated Guarantee or under this Indenture.

(iii)          Until terminated in accordance with Section 1403, the Parent Senior Subordinated Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(c)           If the Parent Guarantor makes a payment or distribution under the Parent Senior Subordinated Guarantee, it shall have the right to seek contribution from the Company or any non-paying Subsidiary Guarantor that has Guaranteed the Subsidiary Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under any Subsidiary Guarantee or the Parent Senior Subordinated Guarantee.

(d)           The Parent Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and the provision of the Parent Senior Subordinated Guarantee and that the Parent Senior Subordinated Guarantee, and the waiver set forth in Section 1404, are knowingly made in contemplation of such benefits.

(e)           The Parent Guarantor, pursuant to the Parent Senior Subordinated Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Parent Senior Subordinated Guarantee.

Section 1402.  Continuing Guarantee.  (a)  The Parent Senior Subordinated Guarantee shall be a continuing Guarantee and shall (i) subject to Section 1403, remain in full force and effect until payment in full of the principal amount (or Accreted Value) of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Parent Guarantor Guaranteed Obligations then due and owing, (ii) be binding upon the Parent Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b)           The obligations of the Parent Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of the Parent Guarantor hereunder and under the Parent Senior Subordinated Guarantee (whether such payment shall have been made by or on behalf of the Company, by or on behalf of the Parent Guarantor or by or on behalf of a Subsidiary Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company, the Parent Guarantor or any Subsidiary Guarantor or otherwise, all as though such payment had not been made.

Section 1403.  Release of the Parent Senior Subordinated Guarantee.  Notwithstanding the provisions of Section 1402, the Parent Senior

Subordinated Guarantee will be subject to termination and discharge under the circumstances described in this Section 1403:  The Parent Guarantor will automatically and unconditionally be released from all obligations under this Parent Senior Subordinated Guarantee, and this Parent Senior Subordinated Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) upon the merger or consolidation of the Parent Guarantor with and into the Company, (ii) upon legal or covenant defeasance of the Company’s obligations under, or satisfaction and discharge of, this Indenture, (iii) subject to Section 1402(b), upon payment in full of the aggregate principal amount (or Accreted Value) of all Notes then Outstanding and all other Parent Guarantor Guaranteed Obligations then due and owing, (iv) concurrently with any transaction following which the Company is no longer a Subsidiary of the Parent Guarantor, (v) upon the merger or consolidation of the Parent Guarantor with and into any Person or the conveyance or transfer by the Parent Guarantor of all or substantially all its assets to another Person if the resulting, surviving or transferee Person (if not the Parent Guarantor) expressly assumes all the obligations of the Parent Guarantor under the Parent Senior Subordinated Guarantee by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee, or (vi) upon the liquidation or dissolution of the Parent Guarantor.

Upon any such occurrence specified in this Section 1403, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the Parent Senior Subordinated Guarantee.

Section 1404.  Waiver of Subrogation.  The Parent Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or the Parent Guarantor’s obligations under the Parent Senior Subordinated Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full.  If any amount shall be paid to the Parent Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to the Parent Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

Section 1405.  Notation Not Required.  Neither the Company nor the Parent Guarantor shall be required to make a notation on the Notes to reflect the Parent Senior Subordinated Guarantee or any such release, termination or discharge thereof.

Section 1406.  Successors and Assigns of the Parent Guarantor.  All covenants and agreements in this Article XIV by the Parent Guarantor shall bind its respective successors and assigns, whether so expressed or not.

Section 1407.  Notices.  Notice to the Parent Guarantor shall be sufficient if addressed to the Parent Guarantor care of the Company at the address, place and manner provided in Section 109 of this Indenture.

ARTICLE XV

SUBORDINATION OF PARENT SENIOR SUBORDINATED GUARANTEE

Section 1501.  Agreement to Subordinate.  The Parent Guarantor agrees, and each Noteholder, by accepting a Note, agrees, that the Parent Senior Subordinated Guarantee will be unsecured Parent Guarantor Senior Subordinated Indebtedness, and all payments pursuant to the Parent Senior Subordinated Guarantee made by or on behalf of the Parent Guarantor are subordinated in right of payment, to the extent and in the manner provided in this Article XV, to the prior payment in full in cash or Cash Equivalents (when due) of all existing and future Parent Guarantor Senior Indebtedness, and that the subordination is for the benefit of and enforceable by the holders of Parent Guarantor Senior Indebtedness.  The Parent Senior Subordinated Guarantee shall in all respects rank pari passu in right of payment with all existing and future Parent Guarantor Senior Subordinated Indebtedness and only Indebtedness of the Parent Guarantor that is Parent Guarantor Senior Indebtedness shall rank senior in right of payment to the Parent Senior Subordinated Guarantee in accordance with the provisions set forth herein.  All provisions of this Article XV shall be subject to Section 1512.

Section 1502.  Liquidation, Dissolution or Bankruptcy.  Upon any payment or distribution of the assets of the Parent Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Parent Guarantor or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Parent Guarantor or its property,

(i)            the holders of Parent Guarantor Senior Indebtedness will be entitled to receive payment in full in cash or Cash Equivalents of such Parent Guarantor Senior Indebtedness before the Noteholders are entitled to receive any payment from the Parent Guarantor; and

(ii)           until the Parent Guarantor Senior Indebtedness is paid in full in cash or Cash Equivalents, any payment or distribution from the Parent Guarantor to which Noteholders would be entitled but for this Article XV will be made to holders of such Parent Guarantor Senior Indebtedness as their interests may appear except that Noteholders may receive shares of stock and any debt securities that are subordinated to such Parent Guarantor Senior Indebtedness to at least the same extent as the Parent Senior Subordinated Guarantee.

Section 1503.  Default on Parent Guarantor Senior Indebtedness.  The Parent Guarantor may not make any payment pursuant to the Parent Senior Subordinated Guarantee or otherwise purchase, redeem or otherwise retire or defease any Notes (collectively, “pay the Parent Senior Subordinated Guarantee”) if (i) any Parent Guarantor Senior Indebtedness is not paid in full in cash or Cash Equivalents when and to the extent due (after giving effect to any applicable grace periods) or (ii) any other default on Parent Guarantor Senior Indebtedness occurs and the maturity of such Parent Guarantor Senior Indebtedness is accelerated in accordance with its terms (either such event, a “Parent Guarantor Payment Default”) unless, in either case, (x) the Parent Guarantor Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Parent Guarantor Senior Indebtedness has been paid in full in cash or Cash Equivalents; provided, however, that the Parent Guarantor may pay the Parent Senior Subordinated Guarantee without regard to the foregoing if such Parent Guarantor Payment Default relates to Parent Guarantor Designated Senior Indebtedness and the Parent Guarantor and the Trustee receive written notice approving such payment from the Parent Guarantor Representative for the Parent Guarantor Designated Senior Indebtedness with respect to which the Parent Guarantor Payment Default has occurred and is continuing.

In addition, during the continuance of any default (other than a Parent Guarantor Payment Default) with respect to any Parent Guarantor Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period (a “Parent Guarantor Non-payment Default”), the Parent Guarantor may not pay the Parent Senior Subordinated Guarantee for the period specified as follows (a “Parent Guarantor Payment Blockage Period”).  The Parent Guarantor Payment Blockage Period shall commence upon the receipt by the Trustee (with a copy to the Parent Guarantor) of written notice (a “Parent Guarantor Blockage Notice”) of such Parent Guarantor Non-payment Default from the Parent Guarantor Representative for such Parent Guarantor Designated Senior Indebtedness specifying an election to effect a Parent Guarantor Payment Blockage Period and shall end on the earliest to occur of the following events:

(i) 179 days shall have elapsed since such receipt of such Parent Guarantor Blockage Notice, (ii) the Parent Guarantor Non-payment Default giving rise to such Parent Guarantor Blockage Notice is no longer continuing (and no other Parent Guarantor Payment Default or Parent Guarantor Non-payment Default is then continuing), (iii) such Parent Guarantor Designated Senior Indebtedness shall have been discharged or repaid in full in cash or Cash Equivalents or (iv) such Parent Guarantor Payment Blockage Period shall have been terminated by written notice to the Trustee and the Parent Guarantor from the Person or Persons who gave such Parent Guarantor Blockage Notice.  The Parent Guarantor may pay the Parent Senior Subordinated Guarantee, after such Parent Guarantor Payment Blockage Period ends, unless the holders of such Parent Guarantor Designated Senior Indebtedness have or the Parent Guarantor Representative of such holders has accelerated the maturity of such Parent Guarantor Designated Senior Indebtedness, or any Parent Guarantor Payment Default otherwise exists.  Not more than one Parent Guarantor Blockage Notice to the Parent Guarantor in the aggregate may be given in any 360 consecutive day period, irrespective of the number of defaults with respect to Parent Guarantor Designated Senior Indebtedness during such period.  In no event may the total number of days during which any Parent Guarantor Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Trustee of the relevant Parent Guarantor Blockage Notice, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Parent Guarantor Payment Blockage Period is in effect.

Section 1504.  Acceleration of Payment of Notes.  If payment of the Notes is accelerated because of an Event of Default, the Parent Guarantor or the Trustee (at the expense and request of the Parent Guarantor) shall promptly notify the holders of Parent Guarantor Designated Senior Indebtedness (or the Parent Guarantor Representative of such holders) of the acceleration.  If any Parent Guarantor Designated Senior Indebtedness is outstanding, any demand for payment under the Parent Senior Subordinated Guarantee will not be effective with respect to the Parent Guarantor, and the Parent Guarantor may not pay the Parent Senior Subordinated Guarantee, until five Business Days after such holders receive or the Parent Guarantor Representative of each Parent Guarantor Designated Senior Indebtedness receives notice of such demand and, thereafter, the Parent Guarantor may pay the Parent Senior Subordinated Guarantee only if this Article XV otherwise permits payment at that time.  If a demand for payment is made on the Parent Guarantor pursuant to Article XIV, the Trustee shall promptly notify the holders of the Parent Guarantor Designated Senior Indebtedness (or their Parent Guarantor Representatives) of such demand.

Section 1505.  When a Distribution Must Be Paid Over.  If a distribution from the Parent Guarantor is made to Holders that because of the provisions of this Article XV should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Parent Guarantor Senior Indebtedness and pay it over to them as their interests may appear.

Section 1506.  Subrogation.  After all Parent Guarantor Senior Indebtedness is paid in full in cash or Cash Equivalents and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of Parent Guarantor Senior Indebtedness to receive distributions applicable to such Parent Guarantor Senior Indebtedness.  For purposes of such subrogation, a distribution made under this Article XV to holders of Parent Guarantor Senior Indebtedness that otherwise would have been made to Holders is not, as between the Parent Guarantor, its creditors other than the holders of such Parent Guarantor Senior Indebtedness, and Holders, a payment by the Parent Guarantor on such Parent Guarantor Senior Indebtedness, it being understood that the provisions of this Article XV are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Parent Guarantor Senior Indebtedness, on the other hand.

Section 1507.  Relative Rights.  This Article XV defines the relative rights of Holders and holders of Parent Guarantor Senior Indebtedness.  Nothing in this Article XV shall:

(i)            impair, as between the Parent Guarantor and Holders, the obligation of the Parent Guarantor pursuant to the Parent Senior Subordinated Guarantee, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms and in accordance with the terms of the Parent Senior Subordinated Guarantee; or

(ii)           prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Parent Guarantor Senior Indebtedness to receive distributions otherwise payable to Holders.

Section 1508.  Subordination May Not Be Impaired by the Parent Guarantor.  No right of any holder of Parent Guarantor Senior Indebtedness to enforce the subordination of the payments pursuant to the Parent Senior Subordinated Guarantee shall be impaired by any act or failure to act by the Parent Guarantor or by its failure to comply with this Article XV.

Section 1509.  Rights of Trustee and Paying Agent.  The Parent Guarantor shall give prompt written notice to the Trustee of any fact known to it that would prohibit the making of any payment to or by the Trustee in respect of the Parent Senior Subordinated Guarantee.  Failure to give such notice shall not affect the subordination of the payments pursuant to the Parent Senior Subordinated Guarantee to Parent Guarantor Senior Indebtedness.  Notwithstanding Section 1503, the Trustee or Paying Agent may continue to make payments pursuant to the Parent Senior Subordinated Guarantee and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a Trust Officer of the Trustee receives notice satisfactory to it that such payments may not be made under this Article XV.  The Company, the Parent Guarantor, the Note Registrar or co-registrar, the Paying Agent, a Parent Guarantor Representative or a holder of Parent Guarantor Senior Indebtedness may give the notice; provided, however, that, if an issue of Parent Guarantor Senior Indebtedness has a Parent Guarantor Representative, only the Parent Guarantor Representative may give the notice.  The Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of any Parent Guarantor Senior Indebtedness (or a Parent Guarantor Representative of such holder) to establish that such notice has been given by a holder of such Parent Guarantor Senior Indebtedness or Parent Guarantor Representative thereof.

The Trustee, in its individual or any other capacity, may hold Parent Guarantor Senior Indebtedness with the same rights it would have if it were not Trustee.  The Note Registrar and co-registrar and the Paying Agent may do the same with like rights.  The Trustee shall be entitled to all the rights set forth in this Article XV with respect to any Parent Guarantor Senior Indebtedness which may at any time be held by it, to the same extent as any other holder of Parent Guarantor Senior Indebtedness; and nothing in Article VII of this Indenture shall deprive the Trustee of any of its rights as such holder.  Nothing in this Article XV shall apply to claims of, or payments to, the Trustee under or pursuant to Section 707 of this Indenture.

Section 1510.  Distribution or Notice to Parent Guarantor Representative.  Whenever a distribution is to be made or a notice given to holders of Parent Guarantor Senior Indebtedness, the distribution may be made and the notice given to their Parent Guarantor Representative (if any).

Section 1511.  Article XV Not to Prevent Events of Default or Limit Right to Accelerate.  The failure to make a payment pursuant to the Parent Senior Subordinated Guarantee by reason of any provision in this Article XV shall not be construed as preventing the occurrence of a Default.  Nothing in this Article XV shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes or make a demand for payment on the Parent Guarantor pursuant to Article XIV or the Parent Senior Subordinated Guarantee.

Section 1512.  Trust Moneys Not Subordinated.  Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of U.S. Government Obligations held in trust under Article XII of this Indenture by the Trustee for the payment of principal, premium, if any, or interest on the Notes shall not be subordinated to the prior payment of any Parent Guarantor Senior Indebtedness or subject to the restrictions set forth in this Article XV, and none of the Holders shall be obligated to pay over the amount to the Parent Guarantor or any holder of Parent Guarantor Senior Indebtedness or any other creditor of the Parent Guarantor, so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of Article XII of this Indenture and did not violate the provisions of this Article XV at the time such deposit was made.

Section 1513.  Trustee Entitled to Rely.  Upon any payment or distribution pursuant to this Article XV, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 1502 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the Parent Guarantor Representatives for the holders of Parent Guarantor Senior Indebtedness for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Parent Guarantor Senior Indebtedness and other Indebtedness of the Parent Guarantor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XV.  In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of such Parent Guarantor Senior Indebtedness to participate in any payment or distribution pursuant to this Article XV, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Parent Guarantor Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article XV, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.  The provisions of Sections 701 and 703 of this Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XV.

Section 1514.  Trustee to Effectuate Subordination.  Each Holder, by accepting a Note, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Parent Guarantor Senior

Indebtedness as provided in this Article XV and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 1515.  Trustee Not Fiduciary for Holders of Parent Guarantor Senior Indebtedness.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Parent Guarantor Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any such holders of Parent Guarantor Senior Indebtedness shall be entitled by virtue of this Article XV or otherwise.  With respect to the holders of Parent Guarantor Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Article XV and no implied covenants or obligations with respect to holders of Parent Guarantor Senior Indebtedness shall be read into this Article XV against the Trustee.

Section 1516.  Reliance by Holders of Parent Guarantor Senior Indebtedness on Subordination Provisions.  Each Holder, by accepting a Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Parent Guarantor Senior Indebtedness, whether such Parent Guarantor Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Parent Guarantor Senior Indebtedness and such holder of such Parent Guarantor Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Parent Guarantor Senior Indebtedness.

Section 1517.  Trustee’s Compensation Not Prejudiced.  Nothing in this Article XV shall apply to amounts due to the Trustee pursuant to other Sections of this Indenture.

4.             Ratification of Indenture; Second Supplemental Indenture Part of Indenture.  Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture or as to the accuracy of the recitals to this Second Supplemental Indenture.

5.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

6.             Successors and Assigns.  All covenants and agreements in this Second Supplemental Indenture by the Parent Guarantor shall bind its respective successors and assigns, whether so expressed or not.

7.             Separability Clause.  In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.             Benefits of Second Supplemental Indenture.  Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

9.             GOVERNING LAW.  THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, THE PARENT GUARANTOR, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE.

10.           Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

CDRV INVESTMENT HOLDINGS
CORPORATION, as issuer

By:	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President,
General Counsel and Secretary

CDRV INVESTORS, INC., as Parent Guarantor

By:	/s/ George Van Kula
	Name:	George Van Kula
	Title:	Senior Vice President,
General Counsel and Secretary

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President